Consent of Independent Registered Public Accounting Firm

The Board of Directors
Calvert Municipal Fund, Inc.:

We consent to the use of our report, incorporated herein by reference dated February 21, 2006, with respect to the financial statements of the National Municipal Intermediate and California Limited-Term Municipal Funds, each a series of Calvert Municipal Fund, Inc., as of December 31, 2005 and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Custodians" in the Statement of Additional Information.

/s/ KPMG LLP
Philadelphia, Pennsylvania
April 25, 2006